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                                                                    EXHIBIT 99.1

[LOGO]GENAERA

                                                           FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation               The Trout Group/BMC Communications
Jennifer Bilotti                  Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020                    Brad Miles ext. 17 (media inquiries)
www.genaera.com                   (212) 477-9007

  Genaera Completes $5 Million Private Placement of Convertible Preferred Stock

Plymouth Meeting, PA, May 28, 2003 /PRNewswire/ -- Genaera Corporation (NASDAQ:
GENR) today announced it has completed the sale to Biotechnology Value Fund LP and associated entities, and to Ziff Asset Management LP, of a total 5,000 shares of newly issued convertible preferred stock in a private placement, for gross proceeds of $5 million.

"This transaction is quite important and timely for Genaera stockholders," noted Roy C. Levitt, President and CEO of Genaera. "First, it strengthens Genaera's balance sheet and provides the stockholders' equity position to best ensure the maintenance of our NASDAQ market listing. Second, the proceeds from this placement provide the flexibility to continue development of our promising product development programs, including squalamine for AMD and other indications, and LOMUCIN(TM) for cystic fibrosis. Finally, this capital places us in a stronger position for negotiating potential business partnerships for our programs, and for pursuing strategic merger and acquisition activity to attempt to realize value from our product development programs."

"We strongly believe in the value of Genaera's product development programs," commented Mark Lampert, Founder and General Partner of Biotechnology Value Fund LP and associated entities. "We are excited to provide the capital that Genaera's management team needs to more fully realize this value. Genaera's costs have been aggressively controlled, and necessary strategic decisions regarding the development of their programs have been made, giving us confidence that Genaera's management team will do a great job of putting the money to work efficiently."

Each share of the convertible preferred stock is convertible into 1,000 shares of common stock, upon the occurrence of certain conditions. The principal conditions for conversion to common stock are, among others, that conversion may take place at 3 years from issue or afterwards at the option of Genaera; conversion may take place at 18 months from issue or afterwards at the option of the holder; or conversion may take place at the option of the holder before 18 months from issue, based upon the 20-day moving average of Genaera's stock price reaching the following milestones: 50% of the convertible stock shares may be converted if Genaera's common stock 20-day moving average price is greater than $2 per share, and the remaining 50% may be converted if Genaera's common stock 20-day moving average price is greater than $4 per share. There are no interest or dividend payments associated with the convertible preferred stock. In addition, a total of 2 million common stock warrants were issued to the purchasers at an exercise price of $1.37 per share. Of these 2 million warrants,
1.5 million can be exercised and traded upon registration of the common shares, and 0.5 million can be exercised but not traded until

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after 18 months.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN(TM), a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company's website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for Genaera's programs. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "continuing," and "progress," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, including MedImmune, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.